CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Meritor® Reports Third-Quarter Fiscal Year 2019 Results

TROY, Mich. (July 31, 2019) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter ended June 30, 2019.

Third-Quarter Highlights

•	Sales of $1,166 million

•	Net income attributable to the company of $86 million and net income from continuing operations attributable to the company of $85 million

•	Diluted earnings per share from continuing operations of $0.99

•	Adjusted income from continuing operations attributable to the company of $103 million, or $1.20 of adjusted diluted earnings per share

•	Adjusted EBITDA of $146 million and adjusted EBITDA margin of 12.5 percent

•	Operating cash flow of $143 million

•	Free cash flow of $124 million

Third-Quarter Results
For the third quarter of fiscal year 2019, Meritor posted sales of $1,166 million, up $37 million or approximately 3 percent from the same period last year. The increase in sales was driven by higher truck production, primarily in North America, partially offset by the strengthening of the U.S. dollar against most currencies.
Net income attributable to the company was $86 million or $1.00 per diluted share, compared to $64 million or $0.71 per diluted share, in the same period last year. Net income from continuing operations attributable to the company was $85 million or $0.99 per diluted share, compared to $66 million or $0.73 per diluted share, in the same quarter last year. Higher net income year over year is primarily attributable to conversion on increased revenue and lower income tax expense.
Adjusted income from continuing operations attributable to the company in the third quarter of fiscal year 2019 was $103 million or $1.20 of adjusted diluted earnings per share, compared to $80 million or $0.89 of adjusted diluted earnings per share, in the same period last year.
Adjusted EBITDA was $146 million compared to $135 million in the same period last year. Adjusted EBITDA margin for the third quarter of fiscal year 2019 was 12.5 percent, compared to 12.0 percent in the same period last year.
The increase in adjusted EBITDA and adjusted EBITDA margin year over year was driven primarily by conversion on higher revenue and the impact of the company’s Aftermarket pricing actions implemented earlier this year, partially offset by higher material costs.
Cash provided by operating activities was $143 million in the third quarter of fiscal year 2019 compared to $119 million in the third quarter of fiscal year 2018. Higher earnings contributed to cash flow performance in the third quarter of fiscal year 2019.

Third-Quarter Segment Results
Commercial Truck sales were $869 million in the third quarter of fiscal year 2019, up 2 percent compared to the third quarter of fiscal year 2018. The increase in sales was driven primarily by increased production in North America, partially offset by the strengthening of the U.S. dollar against most currencies.
Commercial Truck segment adjusted EBITDA was $93 million in the third quarter of fiscal year 2019, down $7 million from the same period in the prior fiscal year. Segment adjusted EBITDA margin decreased to 10.7 percent from 11.7 percent in the same period in the prior fiscal year.
The decrease in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by higher material costs, partially offset by the conversion on higher revenue. Segment adjusted EBITDA was also impacted unfavorably by the strengthening of the U.S. dollar against most currencies.

Aftermarket, Industrial and Trailer sales were $340 million in the third quarter of fiscal year 2019, up 7 percent compared to the third quarter of fiscal year 2018. Higher revenue was driven by increased industrial volumes and pricing actions within the company’s Aftermarket business.
The Aftermarket, Industrial and Trailer segment adjusted EBITDA was $54 million in the third quarter of fiscal year 2019, up $16 million from the same period in the prior fiscal year. Segment adjusted EBITDA margin increased to 15.9 percent compared to 11.9 percent in the third quarter of fiscal year 2018. The increase in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by pricing actions within the company’s Aftermarket business.

Capital Return and New Share Repurchase Authorization
In the third quarter of fiscal year 2019, the company repurchased 1.0 million shares of common stock for $20 million. Year to date, Meritor has repurchased 4.0 million shares of common stock for $71 million (including commission costs).
On July 26, 2019, the Board of Directors authorized the repurchase of up to $250 million of the company’s common stock from time to time through open market purchases, privately negotiated transactions or otherwise, subject to compliance with legal and regulatory requirements and the company’s debt covenants. This authorization supersedes the remaining authority under the prior November 2018 equity repurchase authorization.

Acquisition of AxleTech Completed
On July 29, 2019, the company announced that it successfully completed its acquisition of AxleTech. This acquisition enhances Meritor’s growth platform with the addition of a complementary product portfolio that includes a full line of independent suspensions, axles, braking solutions and drivetrain components across the off-highway, defense, specialty and aftermarket segments. AxleTech will operate within Meritor’s Aftermarket, Industrial and Trailer segment.

Outlook for Fiscal Year 2019
The company’s guidance for fiscal year 2019 has been revised from the prior quarter and reflects Meritor’s acquisition of AxleTech as follows:

•	Revenue to be approximately $4.4 billion.

•	Net income attributable to the company and net income from continuing operations attributable to the company to be approximately $290 million.

•	Diluted earnings per share from continuing operations to be approximately $3.35.

•	Adjusted EBITDA margin to be approximately 11.8 percent.

•	Adjusted diluted earnings per share from continuing operations to be approximately $3.70.
Guidance for both operating cash flow and free cash flow has been updated to reflect the $48 million cash contribution made in July for the newly formed asbestos trust as part of the bankruptcy reorganization for the non-operating entity, Maremont.

•	Operating cash flow to be in the range of $235 million to $245 million.

•	Free cash flow to be in the range of $130 million to $140 million.
“The company’s continued excellent performance was reflected in this quarter’s results,” said Jay Craig, CEO and president. “We are pleased to raise our outlook for the full year and are proud of the shareholder value we have driven during our M2019 three-year business plan which concludes in the fourth quarter.”

Third-Quarter Fiscal Year 2019 Conference Call
Meritor will host a conference call and webcast to discuss the company's third-quarter results for fiscal year 2019 on Wednesday, July 31 at 10 a.m. ET.
To participate, call (844) 412-1003 (within the United States) or (216) 562-0450 (international) at least 10 minutes prior to the start of the call. Please reference conference ID 6399018 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on July 31 until 1 p.m. ET on Aug. 7 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay conference ID 6399018. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.
The company's third-quarter results for fiscal year 2019 will be released prior to the conference call and webcast July 31. The release will be distributed through PR Newswire and posted on meritor.com.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 9,300 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AA Gear Mfg., Inc. and AxleTech and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2018, as amended and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and net debt.
Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense, including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt is defined as total debt less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.
Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Net debt over adjusted EBITDA is a specific financial measure in our current M2019 plan used to measure the company’s leverage in order to assist management in its assessment of appropriate allocation of capital.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.
Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and net debt over adjusted EBITDA as key metrics to determine management’s performance under our performance-based compensation plans.
Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. Net debt should not be considered a substitute for total debt as reported on the balance sheet. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018 (1)	2019	2018 (1)
Sales	$1,166	$1,129	$3,360	$3,098
Cost of sales	(987)	(959)	(2,866)	(2,625)
GROSS MARGIN	179	170	494	473
Selling, general and administrative	(73)	(76)	(180)	(218)
Restructuring	1	(3)	2	(6)
Other operating expense, net	(3)	—	(3)	(12)
OPERATING INCOME	104	91	313	237
Other income, net	10	9	30	24
Equity in earnings of affiliates	9	9	24	20
Interest expense, net	(14)	(14)	(43)	(54)
INCOME BEFORE INCOME TAXES	109	95	324	227
Provision for income taxes	(21)	(26)	(69)	(131)
INCOME FROM CONTINUING OPERATIONS	88	69	255	96
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	1	(2)	—	(3)
NET INCOME	89	67	255	93
Less: Net income attributable to noncontrolling interests	(3)	(3)	(7)	(8)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$86	$64	$248	$85

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$85	$66	$248	$88
Income (loss) from discontinued operations	1	(2)	—	(3)
Net income	$86	$64	$248	$85

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.99	$0.73	$2.86	$0.96
Discontinued operations	0.01	(0.02)	—	(0.03)
Diluted earnings per share	$1.00	$0.71	$2.86	$0.93

Diluted average common shares outstanding	85.6	89.8	86.6	91.2

(1) The prior periods have been recast for ASU 2017-07, Compensation-Retirement Benefits (Topic 715).

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2019	September 30, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111	$115
Receivables, trade and other, net	625	588
Inventories	491	477
Other current assets	32	46
TOTAL CURRENT ASSETS	1,259	1,226
NET PROPERTY	481	483
GOODWILL	421	421
OTHER ASSETS	567	596
TOTAL ASSETS	$2,728	$2,726
LIABILITIES, MEZZANINE EQUITY AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$24	$94
Accounts and notes payable	691	700
Other current liabilities	296	290
TOTAL CURRENT LIABILITIES	1,011	1,084
LONG-TERM DEBT	734	730
RETIREMENT BENEFITS	238	262
OTHER LIABILITIES	234	332
TOTAL LIABILITIES	2,217	2,408
MEZZANINE EQUITY:
Convertible debt with cash settlement	1	1
EQUITY:
Common stock (June 30, 2019 and September 30, 2018, 103.9 and 102.2 shares issued and 82.6 and 84.9 shares outstanding, respectively)	104	102
Additional paid-in capital	798	787
Retained earnings	448	200
Treasury stock, at cost (June 30, 2019 and September 30, 2018, 21.4 and 17.3 shares, respectively)	(307)	(236)
Accumulated other comprehensive loss	(569)	(566)
Total equity attributable to Meritor, Inc.	474	287
Noncontrolling interests	36	30
TOTAL EQUITY	510	317
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,728	$2,726

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Meritor, Inc.	$86	$64	$248	$85
Loss (income) from discontinued operations, net of tax, attributable to Meritor, Inc.	(1)	2	—	3
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$85	$66	$248	$88
Interest expense, net	14	14	43	54
Provision for income taxes	21	26	69	131
Depreciation and amortization	21	22	64	64
Noncontrolling interests	3	3	7	8
Loss on sale of receivables	2	1	5	3
Asset impairment charges	1	—	1	2
Asbestos related liability remeasurement	—	—	(31)	—
Restructuring	(1)	3	(2)	6
Adjusted EBITDA	$146	$135	$404	$356

Adjusted EBITDA margin (1)	12.5%	12.0%	12.0%	11.5%

Unallocated legacy and corporate expense, net (2)	1	3	—	15
Segment adjusted EBITDA	$147	$138	$404	$371

Commercial Truck (3)
Segment adjusted EBITDA	$93	$100	$258	$263
Segment adjusted EBITDA margin (4)	10.7%	11.7%	10.2%	11.2%

Aftermarket, Industrial and Trailer (3)
Segment adjusted EBITDA	$54	$38	$146	$108
Segment adjusted EBITDA margin (4)	15.9%	11.9%	15.0%	12.4%

Sales (3)
Commercial Truck	$869	$854	$2,524	$2,356
Aftermarket, Industrial and Trailer	340	319	972	869
Intersegment Sales	(43)	(44)	(136)	(127)
Total Sales	$1,166	$1,129	$3,360	$3,098
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three and nine months ended June 30, 2018 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,
	2019	2018
OPERATING ACTIVITIES
Income from continuing operations	$255	$96
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	64	64
Deferred income tax expense	27	92
Restructuring costs	(2)	6
Loss on debt extinguishment	—	8
Equity in earnings of affiliates	(24)	(20)
Asset impairment charges	1	2
Pension and retiree medical income	(28)	(23)
Asbestos related liability remeasurement	(31)	—
Other adjustments to income from continuing operations	13	13
Dividends received from equity method investments	14	9
Pension and retiree medical contributions	(12)	(17)
Restructuring payments	(2)	(7)
Changes in off-balance sheet accounts receivable securitization and factoring programs	41	65
Changes in receivables, inventories and accounts payable	(96)	(136)
Changes in other current assets and liabilities	(21)	26
Changes in other assets and liabilities	(3)	12
Operating cash flows provided by continuing operations	196	190
Operating cash flows provided by (used for) discontinued operations	(2)	1
CASH PROVIDED BY OPERATING ACTIVITIES	194	191
INVESTING ACTIVITIES
Capital expenditures	(63)	(52)
Proceeds from sale of equity method investment	—	250
Cash paid for acquisition of AA Gear & Manufacturing, Inc.	—	(36)
Cash paid for investment in Transportation Power, Inc.	(6)	(6)
Proceeds from sale of a business	—	4
Proceeds from sale of assets	—	2
Proceeds from settlement of cross-currency swaps	17	—
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(52)	162
FINANCING ACTIVITIES
Borrowings and securitization	(46)	(89)
Redemption of notes	(24)	(181)
Deferred issuance costs	(4)	—
Other financing activities	(2)	(3)
Net change in debt	(76)	(273)
Repurchase of common stock	(71)	(63)
CASH USED FOR FINANCING ACTIVITIES	(147)	(336)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	(5)
CHANGE IN CASH AND CASH EQUIVALENTS	(4)	12
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	115	88
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$111	$100

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Income from continuing operations attributable to Meritor, Inc.	$85	$66	$248	$88
Adjustments:
Restructuring	(1)	3	(2)	6
Loss on debt extinguishment	—	—	—	8
Asset impairment charges, net of noncontrolling interests	1	—	1	2
Non-cash tax expense (1)	20	12	47	26
US. tax reform impacts (2)	(2)	1	(9)	77
Income tax expense (benefits) (3)	—	(2)	6	(4)
Asbestos related liability remeasurement (4)	—	—	(31)	—
Adjusted income from continuing operations attributable to Meritor, Inc.	$103	$80	$260	$203

Diluted earnings per share from continuing operations	$0.99	$0.73	$2.86	$0.96
Impact of adjustments on diluted earnings per share	0.21	0.16	0.14	1.27
Adjusted diluted earnings per share from continuing operations	$1.20	$0.89	$3.00	$2.23

Diluted average common shares outstanding	85.6	89.8	86.6	91.2
(1) Represents tax expense including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) The nine months ended June 30, 2019 includes $12 million of non-cash tax benefit related to the one time deemed repatriation of accumulated foreign earnings and $3 million of non-cash tax expense related to other adjustments. The nine months ended June 30, 2018 includes $43 million of non-cash tax expense related to the revaluation of our deferred tax assets and liabilities as a result of the U.S. tax reform and $34 million of non-cash tax expense related to the one time deemed repatriation of accumulated foreign earnings.
(3) The nine months ended June 30, 2019 includes $6 million of income tax expense related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization.
(4) The nine months ended June 30, 2019 includes $31 million related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Cash provided by operating activities	$143	$119	$194	$191
Capital expenditures	(19)	(17)	(63)	(52)
Free cash flow	$124	$102	$131	$139

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2019— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2019 Outlook (1)
Net income attributable to Meritor, Inc.	$~290
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$~290
Interest expense, net	~60
Provision for income taxes	~90
Depreciation and amortization	~85
Restructuring	~15
Other (asbestos related liability remeasurement, noncontrolling interests, loss on sale of receivables, etc.)	~(20)
Adjusted EBITDA	$~520

Sales	$~4,400

Adjusted EBITDA margin (2)	~11.8%

Diluted earnings per share from continuing operations	$~3.35
Adjustments:
Restructuring costs	~0.15
Asbestos related liability remeasurement	~(0.35)
Non-cash tax expense (3)	~0.55
Adjusted diluted earnings per share from continuing operations	$~3.70

Diluted average common shares outstanding	~86

Cash flows provided by operating activities	$235-245
Capital expenditures	~(105)
Free cash flow	$130-140
(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.

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